Exhibit 99

INFORMATION
.

For Immediate Release
Thursday, January 21, 2010
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS RECORD FIRST QUARTER SALES AND OPERATING RESULTS, DECLARES REGULAR CASH DIVIDEND, AND
REAFFIRMS FISCAL 2010 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported record first quarter net sales of $42.5 million, an increase of 24%, over the same period of the prior fiscal year;

•	reported record first quarter operating income of $13.8 million, an increase of 13%, over the same period of the prior fiscal year;

•	reported record first quarter earnings and diluted earnings per share of $8.9 million and $0.22, both increases of 10% over the same period of the prior fiscal year;

•
declared the regular quarterly cash dividend of $0.19 per share for the first quarter of fiscal 2010, (indicated annual rate of $0.76 per share), 12% higher than the regular quarterly rate of fiscal 2009; and

•	reaffirmed its fiscal 2010 guidance of per share diluted earnings between $0.90 and $0.95 on net sales of $160 million to $165 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended December 31,
	2009	2008	% Change
Net Sales	$42,457	$34,293	24%
Operating Income	13,756	12,158	13%
Net Earnings	8,921	8,076	10%
Diluted Earnings per Share	$0.22	$0.20	10%

	Dec. 31	Dec. 31
	2009	2008
Cash and Short-Term Investments	$66,730	$49,761
Working Capital	102,688	86,914
Shareholders’ Equity	140,426	131,427
Total Assets	154,723	146,125

FIRST QUARTER OPERATING RESULTS

Net sales for the first quarter of fiscal 2010 were $42,457,000 as compared to $34,293,000 for the same period of the prior fiscal year, an increase of 24%.  Net earnings for the first quarter of fiscal 2010 were $8,921,000 or $0.22 per diluted share, both increases of 10% over the first quarter of fiscal 2009.  Diluted common shares outstanding for fiscal 2010 and 2009 were 41,185,000 and 41,125,000, respectively.

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the quarter ended December 31, 2009. The dividend is of record February 1, 2010 and payable February 11, 2010.  This annual indicated dividend rate of $0.76 per share represents a 12% increase over the fiscal 2009 rate of $0.68 per share.  Meridian has now increased its regular cash dividend rate nineteen times since it established a regular dividend in 1991.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2010 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2010, management expects net sales to be in the range of $160 million to $165 million and per share diluted earnings to be between $0.90 and $0.95.  The sales and earnings guidance provided in this press release does not include the impact of any acquisitions the Company might complete during fiscal 2010.

FINANCIAL CONDITION
The Company’s financial condition is sound.  At December 31, 2009, current assets were $116.2 million compared to current liabilities of $13.5 million, thereby producing working capital of $102.7 and a current ratio of 8.6.  Cash and short-term investments were $66.7 million and the Company had 100% borrowing capacity under its $30,000,000 commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FIRST QUARTER UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the first quarters of fiscal 2010 and fiscal 2009.

	Three Months Ended December 31,
	2009	2008
Net Sales	$42,457	$34,293
Cost of goods sold	16,972	10,949
Gross profit	25,485	23,344

Operating expenses
Research and development	2,078	2,064
Sales and marketing	4,887	4,967
General and administrative	4,764	4,155
Total operating expenses	11,729	11,186

Operating income	13,756	12,158
Other income (expense), net	(87)	114
Income before income taxes	13,669	12,272
Income tax provision	4,748	4,196
Net earnings	$8,921	$8,076

Net earnings per basic common share	$0.22	$0.20
Basic common shares outstanding	40,496	40,318

Net earnings per diluted common share	$0.22	$0.20
Diluted common shares outstanding	41,185	41,125

The following table sets forth the unaudited operating segment data for the interim periods in fiscal 2010 and fiscal 2009 (in thousands).

	Three Months Ended December 31,
	2009	2008
Net sales
U.S. Diagnostics	$30,704	$23,485
European Diagnostics	6,294	5,671
Life Science	5,459	5,137
	$42,457	$34,293
Operating Income
U.S. Diagnostics	$12,130	$10,387
European Diagnostics	970	850
Life Science	904	847
Eliminations	(248)	74
	$13,756	$12,158

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Revenue growth for the first quarter of 2010 was up due to strength in the U.S. Diagnostics business, with the greatest contribution coming from the sale of respiratory tests, especially influenza, along with continued growth in the foodborne category.   C. difficile sales were weaker due to increased competition from new immunoassays as well as emerging molecular methods, plus distributor buying patterns.  We are expecting flat sales in this product line until the launch of our new illumigene™ molecular-based technology platform later this fiscal year.  In addition, Meridian Life Science began the year with increased organic growth and this business unit is expecting a strong sales year.  Meridian Bioscience Europe, which recently launched two new products into the Italian market, reported increased sales due primarily to positive currency effects.  Currency adjusted sales for MBE were flat versus last year despite a strong start in October and November.

Overall, gross profit margin for the quarter of 60% was lower than plan due to the H1N1 pandemic driving a higher sales volume of lower margin, OEM influenza and RSV tests.  Offsetting the downward pull on margins were our TRU Flu® and TRU RSV® tests which comprised more than 40% of unit sales in this category.  Operating income margin exceeded 32% as we continued to control spending and focus on efficiency.

Notably, this month we began our formal clinical trials for our illumigene C. difficile product, our first DNA amplification test utilizing the loop amplification (LAMP) technology licensed from Eiken Chemical Co. of Japan.  These trials are expected to last approximately 8 weeks and we plan to submit our 510k for FDA marketing clearance in April of this year.  We are encouraged by our preliminary trials of illumigene as well as the response from our key customer previews.  We are continuing to invest in this development program and anticipate launching additional illumigene tests in the future.  Barring any unforeseen delays, we are now targeting revenue contributions from the illumigene C. difficile product during the second half of fiscal 2010.

The outlook for fiscal 2010 is bright. Our Diagnostics business units continue to add market share and improved profitability in respiratory testing. The growth of foodborne testing continues at double-digit rates and our managed care programs are generating strong H. pylori demand. New products, new technologies and potential acquisitions are likely to drive further growth this year. The resources that we have applied to our Life Science business are producing growth along with enhanced profitability. Our commitment to international growth is being realized, especially through our new distribution partners."

William J. Motto, Executive Chairman of the Board, said, “Fiscal 2010 started strong primarily due to increased demand for upper respiratory tests, improved operating results at our Life Science unit, and continued growth in foodborne tests.  We are maintaining our previously issued fiscal 2010 guidance of net sales in the $160 million to $165 million range and per share diluted earnings between $0.90 and $0.95.  Our cash dividend declared for the first quarter reflects the increased indicated annual rate of $0.76 per share, up 12% from the prior fiscal year.
We look forward to the commercial introduction of our illumigene molecular-based platform later this fiscal year, as well as other new product introductions and continued efficiency improvements.  Our financial condition is sound and our cash flow strong. As always, we continue to investigate potential external growth opportunities through acquisitions and alliances.”

Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following: Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  Changes in the relative strength or weakness of the U.S. dollar can also change expected results.  One of Meridian's main growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian's operations.  The Company cannot predict the possible effects of potential healthcare reform in the United States and similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment.  The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded through NASDAQ’s Global Select Market, symbol VIVO.  Meridian's website address is www.meridianbioscience.com.

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